The materials below are a transcript of the conference call held on November 1, 2007, regarding the press release issued on November 1, 2007, by Printronix, Inc. (the “Company”) regarding its financial results for the quarter ended September 28, 2007 and its pending acquisition by Pioneer Holding Corp., an affiliate of Vector Capital, and are deemed filed pursuant to Rule 14a-12 under the Securities Exchange Act of 1934 in connection with the aforementioned pending acquisition.
Exhibit 99.1
SCRIPT TO CONFERENCE CALL
Q2 2008 Printronix Earnings Conference Call
November 1, 2007, 1:30 p.m. PT
CORPORATE PARTICIPANTS
Robert Kleist
Printronix, Inc. — President, CEO
George Harwood
Printronix, Inc. — CFO
PRESENTATION

Operator
Good afternoon welcome to the Printronix, Inc. second-quarter fiscal year 2008 earnings conference call. This call is being recorded. At this time for opening remarks and introductions I will now turn the call over to Mr. Robert Kleist, President and Chief Executive Officer. Please go ahead.

Robert Kleist - Printronix, Inc. — President, CEO
Thank you and welcome to a review of Printronix’s results for the second quarter of fiscal year 2008. On the call today we’ll provide a brief overview of our financial results for the quarter; we’ll also offer an update on the merger agreement with an affiliate of Vector Capital that we announced on October 2, 2007. Finally, we will add some comments on continuing business trends.
Safe Harbor sections which outline risks that might be associated with any forward-looking statements in our discussion today are contained within the Printronix press release issued today at 1:05 PM Pacific Time and will be contained within the transcript of the Q&A session that will follow today as filed with the SEC as well as other of our SEC filings. These statements are generally prefaced by words such as believe, expect, viewed, intends and other words of similar impact.
Revenue in the second quarter of fiscal year 2008 was $29.4 million versus $29.3 million in the year ago quarter. Net profit was $0.18 per share versus $0.03 per share in the year ago quarter. Second-quarter revenue was at the low end of guidance as given August 6, 2007, but net profit was above the high end of that guidance due to lower expenses which included a one time insurance refund and a tax credit in Singapore.
Printronix ended the second quarter with cash and short-term investments of $29 million versus $26.2 million at the end of the prior quarter, the June quarter, including dividend payments to shareholders of $0.6 million.
Since the announcement of our pending acquisition by an affiliate of Vector Capital, we have made substantial progress toward a closing of the transaction. Various documents have been filed with the SEC which provide details about this transaction including the merger agreement itself. These documents are available on the SEC website.

The agreement includes a closing condition related to Phase I environmental surveys of certain of our facilities which have been completed to Vector’s satisfaction. We’ve also received Hart-Scott-Rodino clearance from the Federal Trade Commission. Following approval by the SEC a final proxy document will be provided to shareholders for their review and vote. The closing of the transaction is subject to additional conditions including the adoption of the agreement by Printronix shareholders. We are working toward satisfying those conditions as quickly as possible.
Finally, we wanted to note that the agreement includes operating covenants that apply to Printronix between signing and closing including a restriction on the payment of a Printronix shareholder dividend during this period. As we reiterated in our earnings press release today, we believe that the $16 per share price to be paid in the merger represents a fair value in today’s business environment where increasing public company costs are continuing to have a significant negative impact on our company’s earnings.
Now turning to current business trends, for Printronix the second quarter continued to reflect level yearly sales with increasing profitability. Looking at the distribution channel decreases in legacy channel partners are being offset by added two-tier distribution. Geographically, sales decreases in the Americas are being offset by growth and EMEA and Asia-Pacific markets.
From a product standpoint, declines in line matrix and fanfold laser product lines are being offset by thermal bar-code printers that are RFID ready and conform to the latest industry standards. These product lines typically coexist in common supply chain and manufacturing applications where Printronix solutions and support add value to mission critical industrial applications, particularly in global environments.
Looking forward to results for the third quarter ending December 2007, we expect to see sales at about the same level as the prior year quarter which was $34.5 million. This is a seasonally high quarter of past fiscal years which is typical of our industry. Our guidance is for sales in the range of $33.5 million to $35 million with net profit in the range of $0.30 per share to $0.38 per share excluding committed transaction costs which are estimated to be $0.09 per share which arise from legal, fairness opinion, and other fees associated with a transaction.
At this point I’d like to ask George Harwood, our Chief Financial Officer, to provide more detail to these financial results. George?

George Harwood - Printronix, Inc. — CFO
Thank you, Bob. I’d like to provide some comments on the financial results for the second quarter ending September 28, 2007 compared to prior year quarter starting with sales by geography. Americas sales decreased by 13.2% from the prior year quarter primarily due to lower sales to InfoPrint Solutions as they transition into their new entity and lower OEM service sales. Sales to InfoPrint Solutions in America were down 27.5% from the prior year quarter.
EMEA sales increased 9.7% due to increased activities in the European automotive sector, higher sales of 21.6% to InfoPrint Solutions in EMEA, and a $0.3 million favorable impact from the strengthening of Euro exchange rates. Asia-Pacific sales increased 21.8% principally due to a general increase in line matrix on thermal printer sales throughout the distribution channel.
Sales from a channel perspective — sales through the distribution channels worldwide were up 7.3% due to increases in both Asia-Pacific and EMEA. Asia-Pacific distribution sales increased 24.5% compared to the same quarter last year following the general growth trend in that region. EMEA distribution sales increased 12.5% as a result of the strong demand in the EMEA automotive industry and favorable Euro exchange rates against the U.S. dollar.
Sales for the OEM channel decreased primarily due to lower overall sales to InfoPrint Solutions and a decrease in OEM service sales. Sales to InfoPrint Solutions worldwide were $5.7 million in the current quarter, down 11.3% from $6.4 million in the prior year quarter. As I stated earlier, year-over-year sales were down in the U.S. to InfoPrint but were up in the EMEA region. Direct sales increased 11.4% as one significant customer outfitted their distribution center in China and increased their thermal purchases in EMEA.

Looking at sales from a product technology perspective, worldwide sales of line matrix products were down 7.3% from the prior year quarter due to lower sales to InfoPrint Solutions and, as I said earlier, lower OEM service revenue in the Americas. Worldwide sales of thermal printers increased 37.5% from the prior year quarter as a result of growth in thermal sales across all the regions. This is primarily due to sales of the recently introduced T4M midrange thermal printer and strong demand from the EMEA automotive sector.
Gross margins were 39.6% in the quarter, up from 39.3% for the same quarter a year ago. Increase in gross margin is a result of price increases on certain products introduced earlier this year, favorable changes in the value of the euro partly offset by an adverse shift in product mix.
Operating expenses for the quarter were $0.5 million lower than prior year, $0.3 million of which of the total reduction relates to a return of unused workers’ compensation premiums from 2003 to 2005 policy years. The remaining $0.2 million of the reduction reflects continued cost reductions and lower headcount in engineering and sales and marketing. The increased G&A cost reflects higher legal expenses.
Turning to the six-month results, sales by geography — Americas sales decreased 11.5% compared to the same six-month period in the prior year due to a decrease in first-quarter sales to one major customer that finished outfitting their two new distribution centers in the prior year and lower OEM service sales and lower second-quarter sales to InfoPrint Solutions. EMEA sales increased 6.1% due to increased activity in the automotive sector and a $0.6 million favorable impact from changes in Euro exchange rates. Asia-Pacific sales increased 13.9% principally due to a general increase in both line matrix and thermal printers through the distribution channel.
Sales from a channel perspective — worldwide distribution sales increased 5.2% due to increases in Asia-Pacific and EMEA for the reasons previously referenced. Sales for the OEM channel decreased 11.8% primarily due to a decrease in OEM service sales and lower sales to InfoPrint Solutions in the U.S. Direct sales decreased 29.2% due to a decrease in sales to one major customer compared to the first six months of last year when they outfitted their two new distribution centers.
Sales from a product technology perspective — line matrix sales decreased 7.3% from the prior year principally due to a decrease in line matrix printer, service and maintenance sales in the Americas. Worldwide thermal sales increased 24.7% as a result of overall growth in thermal sales across all regions.
Operating expenses for the six months were $0.8 million lower than the prior period, $0.3 million of the total reduction relates to the return of unused workers’ compensation premiums. Other factors contributing to a decrease in engineering and sales and marketing include: reimbursement of rebranding costs from InfoPrint Solutions; lower product conversion costs associated with RoHS compliance in EMEA in the prior year; lower midrange thermal printer product development costs after launch of the T4M at the end of FY07 and lower traveling expenses. G&A increased $0.4 million due to higher legal and consulting fees partially offset by lower audit fees and lower SOX compliance related expenses.
Capital expenditures for the quarter were $0.3 million and depreciation was $1.0 million. Cash and short-term investments, as Bob said, ended at the end of Q2 were $29 million, up from $26.2 million at the end of prior quarter after payment of $0.6 million in dividends. That’s the end of the prepared statements. Operator, we’d be prepared to take questions. [No questions were asked]

Additional Information and Where to Find It
Printronix filed a preliminary proxy statement on October 19, 2007 and continues to file other documents regarding the proposed acquisition transaction described in this press release with the Securities and Exchange Commission (SEC). Investors and security holders are advised to read the proxy statement and such other materials when they become available because they will contain important information about the acquisition and Printronix. Investors and security holders will be able to obtain a free copy of the proxy statement and any other documents filed by the company from the SEC Web site at www.sec.gov. Printronix’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Printronix in connection with the proposed transaction. Information about the directors and executive officers of Printronix is set forth in the proxy statement for Printronix’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on July 20, 2007. Investors and security holders may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the proposed transaction when it becomes available.
Forward-Looking Statements
Except for historical information, this press release contains “forward-looking statements” about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “objectives,” “believes,” “expects,” “plans,” “intends,” “should,” “estimates,” “anticipates,” “forecasts,” “projections,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer peripheral industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company’s markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from an outbreak of avian flu or other world health epidemic; the ability of the company to maintain its production capability in its Singapore plant or obtain product from its Asia Pacific suppliers should a world health epidemic occur; the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer market; the ability of the company to adapt to changes in requirements for radio frequency identification (“RFID”) products by Wal*Mart and/or the Department of Defense (the “DOD”) and others; the ability of the company to attract and to retain key personnel; the ability of the company’s customers to achieve their sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; the ability of the company to compete against alternate technologies for applications in its markets; the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change; that InfoPrint Solutions Company (“InfoPrint Solutions” or “JV of IBM/Ricoh”), the successor entity to IBM’s Printing Systems Division, may change its product and marketing focus in a way that reduces its purchase of Printronix products; and the uncertainties associated with effecting the acquisition of Printronix by Pioneer Holding Corp., an affiliate of Vector Capital, including the necessity of receiving Printronix shareholder approval and satisfaction of other closing conditions. The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or new information shows that the indicated results or events will not be realized.